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                                                                    EXHIBIT 10.2

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of May 18, 2000 by and between COMMERCIAL HOLDINGS LTD. ("PURCHASER") and FUTURE PROJECTS VII CORP., a Florida corporation ("SELLER").

                                   WITNESSETH

     WHEREAS, effective as of the date hereof, SELLER has acquired 62% of the stock of Berten USA, Inc. ("Berten") and has completed documents to change its name to Berten USA Holdings, Inc. ("Beaten Holdings"); and

     WHEREAS, SELLER desires to sell two million (2,000,000) shares of its common stock, par value $.001 per share (the "Shares") to PURCHASER on the terms and conditions set forth in this Stock Purchase Agreement (hereinafter called "Agreement"); and

     WHEREAS, PURCHASER desires to buy the Shares on the terns and conditions set forth herein;

     NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the parties hereto as follows:

                                    ARTICLE 1
                         SALE AND PURCHASE OF THE SHARES

     1.1 Sale of the Shares. Upon the execution of this Agreement as provided in
Section 3.1 hereto (the "Closing"), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, SELLER shall sell to PURCHASER, and PURCHASER shall purchase from SELLER, the Shares.


     1.2 Instruments of Conveyance and Transfer. Simultaneously with the Closing, SELLER shall deliver a certificate or certificates representing the Shares to PURCHASER, in form and substance satisfactory to PURCHASER, as shall be effective to vest in PURCHASER all right, title and interest in and to all of the Shares, as set forth in Section 3 herein.

     1.3 Consideration and Payment for the Shares. In consideration for the Shares PURCHASER shall pay the purchase price equal to $.50 per share, for the total purchase price of One Million Dollars ($1,000,000.00) ("Purchase Price"). The Purchase Price shall be forwarded by PURCHASER to SELLER on the Closing Date.

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                                    ARTICLE 2
             REPRESENTATIONS AND COVENANTS OF SELLER AND PURCHASER

     2.1 The SELLER hereby represents and warrants that:

          (a) It shall transfer title, in and to the Shares, to the PURCHASER free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent.

          (b) Prior to Closing, the Company shall have prepared and filed any and all filings and other documents required to qualify the issuance of the Shares in accordance with Rule 504 and the NASD, if applicable, in accordance with their requirements, and shall have taken all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the PURCHASER or subsequent holders. The Company represents and warrants that the Shares may be issued as securities without restrictive legend or other restriction on transfer pursuant to Rule 504. The Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of PURCHASER set forth herein in order to determine the applicability of such exemptions and the suitability of PURCHASER to acquire the Shares.

     2.2. The PURCHASER hereby represents and warrants that:

          (a) The PURCHASER has the full right, power and authority to enter into this Agreement and to carry out and consummate the transaction contemplated herein. This Agreement constitutes the legal, valid and binding obligation of PURCHASER.

          (b) The PURCHASER acknowledges that investment in the Shares involves substantial risks and is suitable only for persons of adequate financial means who can bear the economic risk of an investment in the Shares for an indefinite period of time. PURCHASER further represents that it:

               (1) has no need for liquidity in his investment in the Shares, is able to bear the substantial economic risks of an investment in the Shares for an indefinite period, and, at the present time, can afford a complete loss of its investment;

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               (2)  does not have an overall commitment to investments which are not readily marketable that is disproportionate to its net worth, and that his investment in the Shares will not cause such overall commitment to become excessive;

               (3) is acquiring the Shares for its own account, for investment purposes only and not with a view toward resale, assignment or distribution thereof, and no other person has a direct or indirect, beneficial interest, in whole or in part, in such Shares;

               (4) has such knowledge and experience in financial, tax and business matters that its principals are is capable of evaluating the merits and risks of an investment in the Shares;

               (5) has been given the opportunity to ask questions of and to receive answers from persons acting on each of the SELLERS' behalf concerning the term and conditions of this transaction and also has been given the opportunity to obtain any additional information which each of the SELLERS' possess or can acquire without unreasonable effort or expense. As a result, PURCHASER is cognizant of the financial condition, capitalization, use of proceeds from this financing and the operations and financial condition of SELLER has available full information concerning their affairs and has been able to evaluate the merits and risks of the investment in the Shares; and

               (6)  is an "Accredited Investor" as that term is defined in
                    Section 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"), in that (i) PURCHASER is a natural person whose individual net worth, or joint net worth with PURCHASER's spouse, exceeds $1,000,000 and either he is able to bear the economic risk of investment in the proposed investments or the proposed investments will not exceed 10% of his net worth or joint net worth with PURCHASER's spouse and/or (ii) PURCHASER is a natural person who had individual income in excess of $200,000 in each of the two most recent years, or joint income with such investor's spouse in excess of $300,000 in each of those years and reasonably expects to reach the same income level in the current year, and either PURCHASER is able to bear the economic risk of investment in the proposed investments or the proposed investments will not exceed 10% of his or her net worth or joint net worth with PURCHASER's spouse.

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                                    ARTICLE 3
                        CLOSING AND DELIVERY OF DOCUMENTS

     3.1 Closing. The Closing shall be deemed to have occurred upon the date of signing of this Agreement. Subsequent to the signing, the following shall occur as a single integrated transaction:

     3.2 Delivery by SELLER

          (a) SELLER shall deliver to the PURCHASER the stock certificate and any and all other instruments of conveyance and transfer required by Section 1.2.

          (b) SELLER shall deliver, or cause to be delivered, to the PURCHASER such instruments, documents and certificates as are required to be delivered by SELLER or its representatives pursuant to the provisions of this Agreement.

     3.3 Delivery by PURCHASER


          (a)  The PURCHASER shall deliver the Purchase Price as required in
               Section 1.3.

          (b) The PURCHASER shall deliver, or cause to be delivered, to SELLER such instruments, documents and certificates as are required to be delivered by the PURCHASER or its representatives pursuant to the provisions of this Agreement

                                    ARTICLE 4
                        TERMINATION, AMENDMENT AND WAIVER

     4.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to delivery of the Purchase Price solely by the mutual consent of all of the parties.

     4.2 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

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                                    ARTICLE 5
                                  MISCELLANEOUS

     5.1 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth

     5.2 Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger or sent by registered or certified mail (air mail if overseas), return receipt requested, or by telex, facsimile transmission, telegram or similar means of communication. Notices shall be deemed to have been received on the date of personal delivery, telex, facsimile transmission, telegram or similar means of communication, or if sent by overnight courier or messenger, shall be deemed to have been received on the next delivery day after deposit with the courier or messenger, or if sent by certified or registered mail, return receipt requested, shall be deemed to have been received on the third business day after the date of mailing. Notices shall be sent to the addresses set forth below:

               If to SELLER:

               Future Projects VII Corp.
               Unit 1102 La Tour
               1038 Wilshire Blvd
               Los Angeles, CA 90024

               With a copy to:

               Cutler Law Croup
               610 Newport Center Drive, Suite 800
               Newport Beach, CA 92660
               Facsimile (949) 719-1988
               Attention: M. Richard Cutler, Esq.

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               If to Purchaser:

               Commercial Holdings Ltd.

               ----------------------
               British Virgin Islands

     5.3 Arbitration. If a dispute or claim shall arise between the parties with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree that the dispute shall be arbitrated in Orange County, California, before a single arbitrator, in accordance with the rules of either the American Arbitration Association ("AAA") or Judicial Arbitration and Mediation Services, Inc./Endispute ("JAMS/Endispute"). The selection between AAA and JAMS/Endispute rules shall be made by the claimant first demanding arbitration. The arbitrator shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms affects any such alteration or modification. The parties to the arbitration may agree in writing to use different rules and/or arbitrator(s). In all other respects, the arbitration shall be conducted in accordance with Part III, Title 9 of the California Code of Civil Procedure. The parties agree that the judgment award rendered by the arbitrator shall be considered binding and may be entered in any court having jurisdiction as stated in Paragraph 5.5 of this Agreement. The provisions of this Paragraph shall survive the termination of this Agreement.

     5.4 Choice of Law. This Agreement and the rights of the parries hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

     5.5 Jurisdiction. The parties submit to the jurisdiction of the Courts of the State of California or a Federal Court empaneled in the State of California for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

     5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

     5.7 Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the nonprevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

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     5.8 Taxes. Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.

"PURCHASER"                             "SELLER"

COMMERCIAL HOLDINGS LTD.                FUTURE PROJECTS VII CORP.


/s/ ANTHONY SARMIENTO                   /s/ CLAUDINE MONTENEGRO
------------------------------------    -------------------------------------
By: Anthony Sarmiento                   By: Claudine Montenegro
Its: President and Director             Its: Secretary and Director

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